Exhibit 99.1

NEWS RELEASE

For:

CHAMPION PARTS, INC.

ALEX TASSOS & ASSOCIATES

2005 W. Avenue B

CORPORATE & FINANCIAL PUBLIC RELATIONS

Hope, Arkansas 71801

17 Stonepointe Dr.

Jerry A. Bragiel, President

Escondido, California 92025

870-777-8821

Contact: Alex Tassos 760-737-7000

CHAMPION PARTS, INC.  REPORTS THIRD QUARTER AND

NINE MONTHS RESULTS

HOPE, Ark., Nov. 15, 2006-- Champion Parts, Inc. (OTC/BB:CREB), remanufacturer of automotive parts, today announced net sales for the third quarter ended Oct. 1, 2006 of $4,264,000, compared to $5,320,000 in the comparable period of 2005.  The company reported a net loss of $64,000, or $0.02 per share in the quarter, down from a net loss of $138,000, or $0.04 per share in the same period of 2005.

For the first nine months of 2006, the company reported net income of $268,000, or $0.07 per share, compared to $279,000, or $0.08 per share in 2005.  On a comparison basis for the first nine months of 2006, the $11,000 decline in net income reflects higher non-operating income recorded in 2005, when the company earned $78,000 in rebates.  Non-operating income in the first nine months of 2006 was $7,000, compared to $89,000 in 2005, an $82,000 decrease.  Net sales for the nine months were $14,934,000, compared to $17,128,000 in 2005.

Jerry A. Bragiel, president and chief executive officer of Champion Parts, said, “We were able to reduce our net loss in the third quarter, despite significantly lower sales.  The third quarter sales were impacted with lower seasonable demand for air conditioning products, as well as lower demand for constant velocity axles.  The third quarter is traditionally a seasonally weaker quarter.”

Champion recently completed the acquisition of Tomco’s carburetor business, reflecting Champion’s further penetration of this market.  “The increased revenue resulting from the acquisition and expected profit margins generated from remanufactured carburetors will begin to be reflected in our fourth quarter,” Bragiel said.  In 2005, Tomco reported approximately $9.5 million in carburetor sales.

Bragiel also said the company is continuing to pursue other new product and market opportunities, and diversification.

…more

Champion Parts, Inc.

About Champion

Champion Parts remanufactures fuel system components, air conditioning compressors, front wheel drive assemblies, and other underhood electrical and mechanical products for the passenger car and light truck, agricultural, heavy-duty truck and marine parts aftermarket.

Certain forward-looking statements in this press release involve various risks and uncertainties, including, without limitation, those statements relating to the impact of future sales, pursuit of new product and market opportunities, diversification, and favorable profit margins.  These statements are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.  Although the company believes that its forward-looking statements are reasonable, there are no assurances that such statements will prove to be correct.  Attention is directed to the discussion of risks and uncertainties contained in the Management’s Discussion and Analysis of Operations - Factors Which May Affect Future Results and Business – Risk Factors sections of the company’s Form 10-K and other reports filed with the Securities and Exchange Commission.

CHAMPION PARTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (CONDENSED)

FOR THE PERIODS ENDED

(Unaudited)

	Nine Months October 1, 2006	Nine Months October 2, 2005	Three Months October 1, 2006	Three Months October 2, 2005
Net Sales…………………………………...	$14,934,000	$17,128,000	$4,264,000	$5,320,000
Costs and Expenses:
Cost of products sold…………………..	12,561,000	14,733,000	3,713,000	4,752,000
Selling, distribution & administrative…	1,638,000	1,701,000	491,000	562,000
Total costs and expenses………………..	14,199,000	16,434,000	4,204,000	5,314,000

Operating income…………………………	735,000	694,000	60,000	6,000

Non-operating expense/(income):
Interest expense, net……………………..	444,000	450,000	157,000	128,000
Other non-operating (income)…………...	(7,000)	(89,000)	(2,000)	(3,000)
Total non-operating expense/(income)…..	437,000	361,000	155,000	125,000

Net income before income taxes………….	298,000	333,000	(95,000)	(119,000)

Income taxes…………………………….	30,000	54,000	(31,000)	19,000

Net income…………………………………	$ 268,000	$ 279,000	$ (64,000)	$ (138,000)

Weighted Average Common Shares Outstanding:
Basic…………………………………..	3,655,266	3,655,266	3,655,266	3,655,266
Diluted………………………………...	3,716,303	3,741,424	3,725,697	3,732,721

Earnings Per Common Share – Basic:
Net income per common share – basic…..	$ 0.07	$ 0.08	$ (0.02)	$ (0.04)

Earnings Per Common Share – Diluted:
Net income per common share – diluted….	$ 0.07	$ 0.07	$ (0.02)	$ (0.04)

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